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Exhibit No.                                  Description
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  99.4                   Press Release, dated October 2, 2000.
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                                  Exhibit 99.4

INTERNATIONAL MENU SOLUTIONS CORPORATION

MENU COMPLETES FINANCING AND ESTABLISHES IN-ROADS TO SECURE  U.S. BASED FOOD
LINE


October 4, 2000 12:01 AM Eastern Time

TORONTO and LOS ANGELES, October 4 /PRNEWSWIRE/-- International Menu Solutions, Corporation ("MENU") (www.internationalmenu.com) is pleased to announce that it has received an equity investment from PAC, Inc. ("PAC") of St. Louis, Missouri, for total proceeds of $1.5 million USD ($2.2 million CDN). The equity placement consisted of 750,000 common shares of MENU and 500,000 warrants. The warrants provide PAC with the opportunity to purchase up to 500,000 shares of MENU at an exercise price of $2.00 per share.

Concurrently with the PAC investment, MENU has entered into an Interim Operating Agreement ("IOA") with Texas-based Great American Barbecue Company ("GABCO"), whereby it has agreed to participate in the marketing and operations of GABCO for the period from September 20, 2000 to April 30, 2001 during which time MENU may, subject to various terms and conditions, elect to purchase the assets of GABCO. $1 million USD of the proceeds from the PAC investment are expected to be loaned to GABCO for working capital purposes. The balance of the proceeds will be used for working capital to help meet MENU's anticipated seasonal 4th quarter product demand throughout the U.S. and Canadian supermarket sector. As part of the agreement, MENU provided PAC with an option to sell back to MENU 300,000 shares at a specified price after September 20, 2001 subject to certain terms and conditions. As well, should MENU not exercise its right to buy the assets of GABCO, it would, in exchange for common shares of MENU, acquire PAC's preferred shares in GABCO and buy PAC's loan to GABCO. The details of the IOA and PAC investment are described in more detail in MENU's 8-K filed with the SEC today. GABCO markets fully cooked barbecue food products to the retail supermarket and the food service sectors and had revenues for the 12 months ended June 30, 2000 of approximately $22 million ($33 million CDN).

MENU President Michael Steele said that he was very pleased with terms of the operating agreement as it not only is anticipated to provide MENU with access to a line of fully cooked protein food items, but it will also provide MENU and its other manufacturing divisions access to Southeastern and Southwestern food chains along with significant food service distribution opportunities through GABCO's programs in 23 states. Steele further explained that should MENU ultimately acquire the assets of GABCO, it would provide MENU with over 140 barbecue, sausage, fajita and specialty products that could generate spring and summertime sales volumes that may help to balance MENU's heavier fall and winter sales.

MENU operates in the rapidly growing sector of the food industry known as Home Meal Replacement (HMR) food preparation and marketing. Since July 1998, MENU has expanded its sales through acquisitions and the organic growth of its product lines with leading food retail chains. The company's clients include some of Canada's leading retail food supermarket chains such as Sobey's, Safeway, Costco (in Canada and the US), and A&P, along with several major US supermarket and club store chains.
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Certain statements contained in this press release, such as statements regarding expected revenues and other statements that do not relate strictly to historical or current facts, are "forward-looking" statements as defined in U.S. federal law. Forward-looking statements use such words as "plans," "expects," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believes," "anticipates," "intends," "expects," "may," "should," "continue," "seek," "could" and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the ability of the Company to successfully implement its strategies and business plans, risks associated with acquisitions and the integration thereof, competitive factors and pricing pressures; relationships with manufacturers, banks, and distributors; legal and regulatory requirements; general economic conditions; as well as the other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact Michael Steele, President, at 416-366-MENU, ext. 236, e-mail: invest@menusolutions.net or visit our website at www.internationalmenu.com.

SOURCE International Menu Solutions Corporation